Exhibit 99.1

NOVAGOLD Announces Election of Directors and Voting Results from

2020 Annual General Meeting of Shareholders

►	A total of 269,575,448 or 82.02% of the Company’s issued and outstanding shares were represented at the Meeting

►	All seven proposals to shareholders were approved, including the election of all 10 director nominees; Dr. Elaine Dorward-King joins the Board

►	During the 2020 proxy season, NOVAGOLD placed outreach calls to shareholders holding more than 90% of the Company’s issued and outstanding common shares entitled to vote

May 15, 2020 - Vancouver, British Columbia – Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or the “Company”) (NYSE American, TSX: NG) is pleased to announce the detailed voting results on the items of business considered at its Annual General Meeting of Shareholders held on May 14, 2020 (the “Meeting”). All proposals were approved and all 10 director nominees were elected. A total of 269,575,448 or 82.02% of the Company’s issued and outstanding shares were represented at the Meeting.

Dr. Elaine Dorward-King joins the Board of Directors of NOVAGOLD

The Company is also pleased to report the election of Dr. Elaine Dorward-King to its Board at the Meeting, effective May 14, 2020. Dr. Elaine Dorward-King is a 30-year career executive with a well-established track record of accomplishments in the fields of environmental stewardship, social responsibility, sustainability practices, and governance. Most recently, she served as an Executive Vice President of Newmont Corporation (“Newmont”), where she was responsible for development and implementation of corporate strategy and practice related to environmental protection, social responsibility, community relations, external affairs, government relations, and communications. Prior to her tenure at Newmont, Dr. Dorward-King worked for Rio Tinto, where she served as Managing Director of Richards Bay Minerals in South Africa and, before that, as Global Head of Health, Safety and Environment.

Dr. Dorward-King has authored numerous scientific papers, contributed to five environmental science textbooks, and received numerous awards and honors for her work in advancing safety and environmental responsibility, including being named as one of the 100 Most Inspirational Women in Mining. She currently serves on the Board of Directors for Project WET, a global non-profit organization focused on water awareness education and training. Since 2014, she has served as a Board member of Resources for the Future (RFF), a preeminent environmental economics think tank, providing impartial research and policy engagement to advance environmental, energy and natural resource decision making. Dr. Dorward-King is serving as a non-executive director on the Boards of Kenmare Resources (LSE: KMR), Great Lakes Dredge and Dock (NASDAQ: GLDD), Bond Resources (CSE: BJB), and Sibanye Stillwater (JSE: SSW). Dr. Dorward-King graduated from Colorado State University with a Ph.D. in analytical chemistry and from Maryville College in Tennessee with a B.A. magna cum laude in chemistry, with emphasis in biology and mathematics.

Shareholder Engagement

During this year’s proxy outreach, NOVAGOLD engaged with shareholders owning 40,000-plus shares; thus contacting holders of approximately 91% of the Company’s issued and outstanding common shares entitled to vote at the Meeting. Year-over-year the input received from shareholders has helped shape and improve the Company’s practices in the area of corporate governance.

Shareholder Voting Results

The Shareholders voted on the following matters at this year’s Meeting:

▶ www.novagold.com

Page | 1

Proposal 1 – Election of Directors

The nominees listed in NOVAGOLD’s Management Information Circular were elected as Directors of the Company. Detailed results of the votes are set out below:

Proposal 1	Outcome of the Vote	Votes by Ballot
Election of Directors		Votes For	Votes Withheld
Dr. Elaine Dorward-King	Carried	228,384,768 (96.74%)	7,692,753 (3.26%)
Sharon Dowdall	Carried	233,297,446 (98.82%)	2,780,075 (1.18%)
Dr. Diane Garrett	Carried	234,017,892 (99.13%)	2,059,629 (0.87%)
Dr. Thomas Kaplan	Carried	234,329,359 (99.26%)	1,748,162 (0.74%)
Gregory Lang	Carried	235,598,250 (99.80%)	479,271 (0.20%)
Igor Levental	Carried	231,882,849 (98.22%)	4,194,672 (1.78%)
Kalidas Madhavpeddi	Carried	232,968,133 (98.68%)	3,109,388 (1.32%)
Clynton Nauman	Carried	233,463,642 (98.89%)	2,613,879 (1.11%)
Ethan Schutt	Carried	235,517,677 (99.76%)	559,844 (0.24%)
Anthony Walsh	Carried	234,855,318 (99.48%)	1,222,203 (0.52%)

Proposal 2 – Appointment of Auditors

The vote was carried for the Appointment of the Auditors, PricewaterhouseCoopers LLP. The votes according to proxies received were as follows:

Votes For	265,977,177	98.67%
Votes Withheld	3,597,313	1.33%

Proposal 3 – Approval of certain amendments to the Company’s Stock Award Plan and approval of all unallocated entitlements under the Stock Award Plan

The vote was carried on the Stock Award Plan Vote. The votes according to proxies received were as follows:

Votes For	223,685,676	94.75%
Votes Against	11,815,167	5.00%
Abstentions	575,719	0.24%

▶ www.novagold.com

Page | 2

Proposal 4: Approval of certain amendments to the Company’s Performance Share Unit Plan and approval of all unallocated entitlements under the Performance Share Unit Plan

The vote was carried on the Performance Share Unit Plan Vote. The votes according to proxies received were as follows:

Votes For	226,784,994	96.06%
Votes Against	8,680,650	3.68%
Abstentions	610,918	0.26%

Proposal 5: Approval of all unallocated entitlements under the Company’s Deferred Share Unit Plan

The vote was carried on the Deferred Share Unit Plan Vote. The votes according to proxies received were as follows:

Votes For	229,432,606	97.19%
Votes Against	5,997,404	2.54%
Abstentions	646,522	0.27%

Proposal 6: Advisory Approval of Executive Compensation (“Say-on-Pay”)

The vote was carried on the Say-On-Pay Advisory Vote. The votes according to proxies received were as follows:

Votes For	206,218,591	87.35%
Votes Against	29,183,993	12.36%
Abstentions	673,978	0.29%

Proposal 7 – Advisory Approval of Frequency of Seeking Non-Binding Approval of Executive

Compensation

The vote was carried on the Approval of Frequency of Seeking Non-Binding Approval of Executive Compensation Advisory Vote. The votes according to proxies received were as follows:

1 Year	233,840,325	99.05%
2 Years	433,665	0.18%
3 Years	1,261,069	0.53%
Abstentions	541,501	0.23%

Full details of all proposals are fully described in the Company’s Management Information Circular dated March 26, 2020 available on the Company’s website at www.novagold.com/investors/mic/, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov, and the detailed results of voting on each proposal are included in the Report of Voting Results filed on SEDAR and on EDGAR.

Following the Meeting, the Board met and appointed Dr. Elaine Dorward-King to serve on the Compensation Committee and the Environment, Health, Safety and Sustainability, and Technical Committee, and appointed Ethan Schutt to serve on the Corporate Governance and Nominations Committee.

The Annual General Meeting of Shareholders webcast and corporate presentation is available on NOVAGOLD’s website under Presentations. The webcast will be archived on NOVAGOLD’s website for one year and the conference call replay will be available for 14 days following the Meeting. To access the conference call replay please dial 1-800-319-6413 (North America), or 1-604-638-9010 (International), followed by Access Code: 3781. For a transcript of the call please see the Company’s website or email info@novagold.com.

▶ www.novagold.com

Page | 3

NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

Jason Mercier
Manager, Investor Relations

604-669-6227 or 1-866-669-6227

▶ www.novagold.com

Page | 4